UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Purple Innovation, Inc.

(Name of Registrant as Specified in Its Charter)

Coliseum Capital Partners, L.P.

Coliseum Capital, LLC

Coliseum Capital Management, LLC

Seth “Hoby” Darling

Robert DeVincenzi

Adam Gray

R. Carter Pate

Erika Serow

Christopher Shackelton

Christopher Murphy

Chivonne Cassar

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Coliseum Capital Partners, L.P. (“CCP”), together with the other participants named herein (collectively, “Coliseum”), intends to file a proxy statement and accompanying universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of nominees for election to the Board of Directors (the “Board”) of Purple Innovation, Inc. (the “Company”) at the 2023 Annual Meeting of Stockholders of the Company to be held as may be determined by the Board (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”).

On February 13, 2023, Coliseum issued the following press release, including a public letter to the stockholders of the Company:

FOR IMMEDIATE RELEASE

COLISEUM NOMINATES SLATE OF HIGHLY QUALIFIED AND ENGAGED DIRECTOR CANDIDATES FOR ELECTION AT PURPLE INNOVATION 2023 ANNUAL MEETING

Will Support Re-Election of CEO Rob DeMartini to Board

No Longer Pursuing September 2022 Take Private Proposal

Shareholders Deserve Nimbler, More Engaged Board with Heightened Sense of Urgency and Bias for Action to Help Management Navigate Challenges Ahead

ROWAYTON, CT, February 13, 2023….Coliseum Capital Partners, L.P. (“Coliseum”), the largest stockholder of Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), announced today that it has nominated five candidates for election to Purple’s seven member Board of Directors at the company’s 2023 Annual Meeting of Stockholders, including Adam Gray, a current Purple director and Managing Partner and Co-Founder of Coliseum Capital Management, LLC.

Coliseum also announced that it intends to support the re-election of Purple’s Chief Executive Officer, Rob DeMartini, and not oppose the election of one other nominee proposed by Purple management after review of their slate. If Mr. DeMartini is not re-elected, Coliseum intends to recommend that he be immediately appointed a director.

Coliseum also confirmed that it is no longer pursuing its September 2022 proposal to acquire the remaining shares not owned by Coliseum. Coliseum committed that if it does make a similar proposal in the future, it will be conditioned on the same terms as the September 2022 proposal: it must be approved by a special committee of Purple’s board and by the holders of a majority of the stock not then owned by Coliseum.

Coliseum issued the following letter to Purple stockholders which includes background information on Coliseum’s nominees:

Dear fellow stockholders of Purple Innovation, Inc. (“Purple” or the “Company”),

Five Years After its De-SPAC Merger, Purple’s Common Stock Now Trades 54% Below its IPO Price, and 89% Below its All-Time High1

[1]	Purple common stock closed at $4.56 on February 10, 2023 and $40.05 per share on February 19, 2021. Purple’s IPO price in February 2019 was $10 per share.

While we (Coliseum Capital Partners, L.P., together with our affiliates, “Coliseum”) are enthusiastic about the Company’s longer-term prospects, and strongly supportive of its existing management team, we also recognize that the road ahead – particularly over the next 12-24 months – will be neither straight nor smooth. Purple needs, and shareholders deserve, a far nimbler board with a heightened sense of urgency to help management navigate these challenges and halt further deterioration of shareholder value. As the Company’s largest shareholder, our interests are squarely aligned with yours.

To be clear, we believe that the current non-executive directors are good people with good intentions. Nevertheless, we believe that after five years of disappointing returns it is time for shareholders to demand change. Absent significant change, we no longer have confidence in this board’s ability to help steward the Company through current headwinds, and to unlock the value creation that we believe is achievable. Accordingly, and in the absence of agreement with the Company for an overhaul in the non-executive composition of its board, we have decided to pursue this public nomination process. Further, given our conviction that such an overhaul is necessary, we are funding this initiative on behalf of all shareholders without a customary request that the Company reimburse such costs if our slate is elected.

As you will see below, our proposed directors are accomplished, dynamic business leaders: value creators with deep and relevant experience navigating headwinds, transformation, and growth. We believe, and hope you will agree, that their skillset, fresh perspective, and energized engagement will prove critical for the benefit of all shareholders.

Our Interests are Squarely Aligned

We have been strong and consistent supporters of the Company since its February 2018 de-SPAC merger, funding nearly $110 million (about half) of the equity capital Purple has raised to enable the Company’s journey to date. With ownership today of nearly 47 million shares of Purple’s common stock (approximately 45% of the outstanding common stock), Coliseum is the Company’s largest stockholder; our interests are deeply, squarely aligned with yours.

In contrast, based on our review of public filings, the other five non-executive directors, taken as a whole, have written checks to acquire only approximately 57,000 shares and today hold approximately 323,000 shares (approximately 0.3% of the outstanding common stock).2

No Longer Pursuing Going-Private; Restating Commitment to Stockholder-Friendly Conditions

As you may know, in September 2022, Coliseum proposed to take Purple private in a transaction that offered Purple stockholders a 56% premium over Purple’s closing stock price the day before our proposal. About four months later, a special committee of Purple’s independent directors formally rejected our proposal. While we were disappointed by what we viewed as the special committee’s lack of engagement, we respect the special committee’s decision. We confirm today that we are no longer pursuing a going-private transaction with Purple.

[2]	Excludes shares granted as compensation for Board service or received as a result of cashless exercise of warrants.

Importantly, when we made our proposal in 2022, we insisted that any transaction would occur only if it was supported by an independent, special committee of Purple’s board and by holders of a majority of the stock not held by Coliseum. We further confirm today that, while we have no current plan to pursue a going-private transaction with Purple, if we proposed any such transaction in the future, we would commit to those same stockholder-friendly conditions.

The Road Ahead Will Continue to be Difficult… Requiring a Nimbler, More Engaged Board with Heightened Sense of Urgency and Bias for Action

Our view — that Purple has a terrific opportunity to create and unlock substantial value for its shareholders — has been bolstered by the strength of Rob DeMartini, by the team he is building, and by the clarity with which Rob has outlined and actioned key strategic and operating priorities. That said, Purple faces a tough macroeconomic environment, strong industry headwinds, and aggressive competitive activity. We believe the action we are taking today to refresh the board will lead to a nimbler, more engaged board of directors, critical to support management and to protect shareholders from the elevated downside risk evident at this time.

Proposed Slate of Director Nominees Highly Qualified to Deliver the Change Shareholders Deserve

In addition to supporting the reelection of current director and Coliseum co-founder Adam Gray, we are nominating for election to Purple’s board four new directors, all of whom are known by us largely through their service as executives and/or board members at other companies in which Coliseum is or was invested where they helped navigate headwinds, transformation and growth, ultimately protecting and driving substantial value for shareholders.

We hope you will agree that these five director nominees, each of whom is accomplished in her/his own right and shares our commitment to work tirelessly on behalf of all Purple shareholders, represent the change we deserve.

To be clear, Coliseum is not proposing to change the entire board of Purple because we believe Purple and its stockholders will benefit from the continued service on the board of Purple’s Chief Executive Officer, Rob DeMartini, and of Mr. Gray. In fact, if Mr. DeMartini is not reelected to the Purple board, Coliseum intends to recommend that he be immediately appointed to that role.

Nevertheless, we believe that after five years of disappointing shareholder returns – with the Company’s common stock trading 54% below its IPO price and at levels 89% below its all-time high touched February 20213 – the board requires major refreshment. Indeed, three of the existing directors are holdovers who were chosen almost eight years ago to be directors of a blank-check SPAC entity that had no operations. New skillsets and experience are required to oversee Purple’s public company operations.

Below is a brief biography of each of our nominees:

S. Hoby Darling. Hoby has held several executive roles at Logitech International (NASDAQ: LOGI), including most recently as head of its sports and human performance advisory business. He was previously CEO of Skull Candy (NASDAQ: SKUL), a leading consumer audio and technology company. Prior to joining Skull Candy, Hoby held several roles at Nike, Inc.

[3]	Purple common stock closed at $4.56 on February 10, 2023 and $40.05 per share on February 19, 2021. Purple’s IPO price in February 2019 was $10 per share

(NYSE: NKE), including as Global GM of Nike+ Digital Sport and as Head of Strategy and Planning for Nike Affiliates. Prior to Nike, Hoby served as SVP, Strategic Development and General Counsel, at Volcom, Inc. (NASDAQ:VLCM), a leading manufacturer and marketer of consumer lifestyle products. Hoby began his career as a corporate attorney at the global law firm of Latham & Watkins. While we have not worked directly with Hoby, we believe that his multi-channel consumer brand leadership credentials, particularly involving innovative technology and its ability to improve lifestyle outcomes, and his sense of urgency and drive for performance/accountability will be valuable additions to Purple’s boardroom.

Erika Serow. Erika is the Chief Marketing Officer of Bain & Company (“Bain”), responsible for Bain’s global marketing and communication teams, and a member of Bain’s Global Operating Council (Executive Leadership Team), where she serves on the Investment and Risk committees. Prior to this role, Erika was the Global President and US CEO for Sweaty Betty, a premium athletic apparel company. Erika began her career with a 20-year stint as a consultant at Bain, where she ultimately led the firm’s Retail practice in the Americas. We have seen, firsthand, the value Erika has brought to Lazydays Holdings (NASDAQ: LAZY) through her role on its Board of Directors since March of 2018, including on the Nominating and Governance Committee and Compensation Committee. We believe that Erika’s deep knowledge and experience helping marquee consumer brands navigate strategy and execution across various stages of transformation, including through each of digital, wholesale, and retail channels, will be of significant value to the Board..

R. Carter Pate. We have seen Carter add (and protect) enormous value in a number of roles, including as Chairman of BioScrip (NASDAQ: BIOS) and as a board member of its successor company, OptionCare Health (NASDAQ: OPCH), Chairman of Red Lion Hotels (NASDAQ: RLH), and other public company board roles. We also appreciate his tireless work and substantive contributions during his service as the former CEO of ModivCare, Inc (NASDAQ: MODV). Carter’s drive and determination, and his experience as part of the Global Leadership Team and in leading the restructuring/performance-improvement practice at PricewaterhouseCoopers, will be terrific complements to this refreshed Purple’s board.

Robert DeVincenzi. We have had the pleasure of working with Bob over many years. Bob currently serves as Chairman of the Board of Universal Technical Institute (NYSE: UTI), and as the Lead Independent Director of Lazydays Holdings Inc. (NASDAQ: LAZY), where he also served as Interim CEO. Prior, Bob served as President and CEO and then as a board member of Redflex Holding Limited; and held a number of other senior executive positions at a variety of technology and services companies, spanning sales, marketing, strategy and more. We believe that Bob’s long history of navigating change and creating shareholder value with an operator’s keen sense of urgency, bias for action and drive for accountability; his deep knowledge of technology, manufacturing, and supply chain; and his extensive public company board experience will be invaluable within the Purple boardroom.

Adam Gray. Adam Gray is a managing partner and co-founder of Coliseum, a private firm that makes long-term investments. In this role, he has served on the boards of directors of a number of public and private companies. Prior to launching Coliseum in 2005, Adam worked for nearly 20 years with and on behalf of top-tier private equity firms. We believe that Adam’s demonstrated track record of value creation through operating, turnaround and restructuring roles, combined with his private and public equity investing credentials, will help enable Purple’s future success.

*    *    *

We are optimistic that, with the significant changes in Purple’s governance we are proposing, Purple will be much better positioned to continue its journey as a publicly traded company. As Purple’s largest stockholder, with approximately 45% of the outstanding common stock, Coliseum is squarely aligned with you in seeking long-term success for Purple. We believe that success is attainable, but it is not assured; without substantial change, we lack confidence in the current board’s ability to help navigate these challenging times.

We are asking stockholders to think carefully about their options at the upcoming meeting.

Vote with the Company’s largest stockholder and for a reinvigorated slate that is committed to steering the Company towards long-term success.

Or vote to retain the status quo, despite our lack of confidence in the current board, and risk further destruction of shareholder value.

We look forward to introducing our slate of nominees to you, and to our continued engagement.

CONTACTS:

Arthur B. Crozier

Gabrielle Wolf

Innisfree M&A Incorporated

212 750 5833

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Coliseum Capital Partners, L.P. (“CCP”), together with the other participants named herein (collectively, “Coliseum”), intends to file a proxy statement and accompanying universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of nominees for election to the Board of Directors (the “Board”) of Purple Innovation, Inc. (the “Company”) at the 2023 Annual Meeting of Stockholders of the Company to be held as may be determined by the Board (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”).

COLISEUM STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING THE PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT ITS TOLL-FREE NUMBER 1 888 750 5834 OR VIA EMAIL AT info@innisfreema.com.

The participants in the proxy solicitation are anticipated to be Coliseum Capital Partners, L.P., Coliseum Capital, LLC (“Coliseum Capital”), Coliseum Capital Management, LLC (“CCM”), Seth “Hoby” Darling, Robert DeVincenzi, Adam Gray, R. Carter Pate, Erika Serow, Christopher Shackelton, Christopher Murphy and Chivonne Cassar.

Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the election of Coliseum’s nominees as directors of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other proxy materials when they are filed with the SEC.

As of the date hereof, CCP beneficially owns 30,341,629 shares of Class A common stock, par value of $0.0001 per share, of the Company (the “Class A Stock”). As of the date hereof, Coliseum Capital beneficially owns 33,475,078 shares of Class A Stock. As of the date hereof, CCM beneficially owns 40,854,130 shares of Class A Stock. As of the date hereof, Adam Gray beneficially owns 40,854,130 shares of Class A Stock. As of the date hereof, none of Seth “Hoby” Darling, Robert DeVincenzi, R. Carter Pate, Erika Serow, Christopher Murphy or Chivonne Cassar beneficially owns any securities of the Company. As of the date hereof, Christopher Shackelton beneficially owns 40,854,130 shares of Class A Stock.